Exhibit (n)(2)

Report of Independent Registered Accounting Firm on Supplemental Information

The Board of Directors and Shareholders of TCG BDC, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of TCG BDC, Inc. (the “Company”), including the consolidated schedules of investments, as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2016, 2015 and 2014, included in this Registration Statement (Form N-2 No. 333-    ) and have expressed an unqualified opinion herein dated March 21, 2017. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013 (which are not included in the Registration Statement), and have expressed an unqualified opinion on these financial statements. The senior securities table as of December 31, 2016, 2015, 2014 and 2013 has been subjected to audit procedures performed in conjunction with the audits of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of this information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940, as amended. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

New York, NY
March 21, 2017